Exhibit 99.1

Release: April 29, 2026

CPKC announces results of director elections

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced the results of the 2026 annual meeting held earlier today, including the election of all 14 nominees listed in the management proxy circular dated March 10, 2026, as directors of CPKC.

All directors received at least 95.84 percent of votes cast. Isabelle Courville, upon her re-election as a director, was re-appointed Chair of CPKC’s Board of Directors. Gordon Trafton, upon his re-election as a director, was re-appointed Vice-Chair of CPKC’s Board of Directors.

The advisory vote on executive compensation (Say on Pay) received 87.48 percent in favour. The advisory vote on approach to climate change (Say on Climate) received 88.72 percent in favour. The appointment of Ernst & Young LLP as auditor received 99.88 percent in favour.

The detailed results of the vote by ballot on the election of directors are as follows:

	% Votes For	% Votes Against
Hon. John Baird, P.C.	96.01%	3.99%
Isabelle Courville	98.24%	1.76%
Keith Creel	99.66%	0.34%
Amb. Antonio Garza (Ret.)	98.66%	1.34%
Arturo Gutiérrez Hernández	97.25%	2.75%
Hon. Edward Hamberger	99.69%	0.31%
Janet Kennedy	99.57%	0.43%
Henry Maier	98.84%	1.16%
Marc Parent	98.26%	1.74%
Matthew Paull	95.84%	4.16%
Jane Peverett	98.21%	1.79%
Andrea Robertson	98.25%	1.75%
Kate Stevenson	98.60%	1.40%
Gordon Trafton	98.91%	1.09%

Final voting results on all matters voted on at the annual meeting will be filed on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov).

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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